Exhibit 1

JOINT FILING AGREEMENT

The undersigned parties hereby agree that this Statement on Schedule 13D filed herewith, and any amendments thereto filed hereafter by any of the undersigned parties, relating to the ordinary shares, $0.0001 par value per share of Silexion Therapeutics Corp., is being (and will be, in the case of amendments hereto) filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Date: November 20, 2024

Guangzhou Sino-Israel Bio-Industry Investment Fund (LLP)

By:	/s/ Avner Lushi
Name:	Avner Lushi
Title:	CEO

/s/ Shlomo Noy
Name:	Shlomo Noy
Title:	Chief Medical Officer

/s/ Avner Lushi
AVNER LUSHI

/s/ Shlomo Noy
SHLOMO NOY